Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Carrie Gillard
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927
FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS SECOND QUARTER NET REVENUES GROWTH OF 28%;
REITERATES FULL YEAR NET REVENUES OUTLOOK OF $4.925 BILLION

•	Second Quarter Net Revenues Increased 28% to $1.0 Billion

•	Reiterates 2016 Net Revenues Outlook of Approximately $4.925 Billion (+24%)

•	Reiterates 2016 Operating Income Outlook Range of $440 Million to $445 Million (+8% to 9%)

Baltimore, MD (July 26, 2016) - Under Armour, Inc. (NYSE: UA, UA.C) today announced financial results for the second quarter ended June 30, 2016. Net revenues increased 28% in the second quarter of 2016 to $1.0 billion compared with net revenues of $784 million in the prior year's period. Operating income decreased 39% in the second quarter of 2016 to $19 million, inclusive of a $23 million impairment related to the liquidation of Sports Authority, compared with $32 million in the prior year's period. Net income decreased 58% in the second quarter of 2016 to $6 million compared with $15 million in the prior year's period. For the second quarter of 2016 the company realized diluted loss per share of $0.12 for Class A and B shares and diluted earnings per share of $0.15 for Class C shares, reflecting the impact of a $59 million stock dividend paid to Class C shareholders during the quarter. If the Class C stock dividend had not been paid, non-GAAP diluted earnings per share for all classes for the second quarter would have been $0.01 per share, inclusive of $0.03 impact from the impairment related to the Sports Authority liquidation. This compares with diluted earnings per share of $0.03 for all classes in the prior year's period.

During the second quarter, wholesale net revenues grew 27% year-over-year to $635 million compared to $501 million in the prior year's period, while Direct-to-Consumer net revenues grew 28% year-over-year to $321 million compared to $251 million in the prior year's period. North America net revenues for the second quarter grew 22% year-over-year. International net revenues, which represented 15% of total net revenues for the second quarter, grew 68% year-over-year, or 72% on a currency neutral basis.

Within product categories, apparel net revenues increased 19% to $613 million compared with $515 million in the same period of the prior year, led by growth in men's training, women's training and golf. Footwear net revenues increased 58% to $243 million from $154 million in the prior year's period, primarily reflecting the continued success of the basketball category led by the Curry signature basketball line as well as growth in running and cleated categories. Accessories net revenues increased 21% to $101 million from $83 million in the prior year's period, driven primarily by growth in bags and headwear.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, "The strong broad-based results posted this quarter highlight the continued demand for the Under Armour brand around the world. It also underscores the importance of diversifying our business and driving a sharper point of view with our consumers wherever they shop. In our largest category of apparel we continue to add more dimension with a sport category focus and we remain incredibly proud of the success of our international and footwear growth drivers.  With the opening of 60 new international Under Armour stores so far this year, including doors on two new continents this quarter, our international business continues to expand and to resonate with the global athlete.  The Stephen Curry signature line has continued to drive strong momentum for the brand and our pinnacle football product, the Highlight Cleat, continues to lead the market."

Gross margin for the second quarter of 2016 was 47.7% compared with 48.4% in the prior year's period, primarily reflecting negative impacts of approximately 130 basis points from sales mix driven by strong growth in footwear and international, partially offset by approximately 50 basis points from improved product cost margins. Selling, general and administrative expenses grew 32% to $458 million compared with $347 million in the prior year's period. This increase includes the impact of the one-time impairment related to the Sports Authority liquidation and continued investments in Direct-to-Consumer and overall headcount to support the Company's strategic initiatives.

Balance Sheet Highlights
Cash and cash equivalents was $121 million at June 30, 2016 compared with $149 million at June 30, 2015. The prior year amount was previously reported as $171 million before giving effect to the reclassification of investments classified as cash. Inventory at June 30, 2016 increased 30% to $1.1 billion compared with $837 million at June 30, 2015. Total debt increased 42% to $1.0 billion at June 30, 2016 compared with $712 million at June 30, 2015.

Class C Stock Dividend
In June 2016, the Company paid a $59 million stock dividend to the holders of Class C common stock in the form of approximately 1.47 million shares of Class C common stock and $2.9 million of cash in lieu of fractional shares in connection with the shareholder litigation regarding the creation of Class C common stock.  This dividend was allocated to the numerator for calculating net income per share of Class C common stock with the remaining undistributed earnings allocated on a pro rata basis to Class A, Class B and Class C common stock based on the number of shares used in the per share computation for each class of stock. The weighted-average share impact of the dividend is included in the denominator of both basic and diluted net income per share computations for the three and six months ended June 30, 2016.

Current 2016 Outlook
Based on current visibility, the Company expects 2016 net revenues of approximately $4.925 billion, representing growth of 24% over 2015, and 2016 operating income in the range of $440 million to $445 million, representing growth of 8% to 9% over 2015. Below the operating line, the Company expects interest expense of approximately $32 million, an effective full year tax rate of approximately 36.5%, and fully diluted weighted average shares outstanding of approximately 448 million.

Mr. Plank concluded, "In 2016, our ability to position the brand to capture the changing expectations of the consumer requires Under Armour to extend and grow in new and different ways. The authenticity we have gained with the athlete over the past 20 years has positioned Under Armour to widen our access through categories, channels, and geographies. Starting with our launch this fall of Under Armour Sportswear, which we are calling UAS, we will continue to find new opportunities to bring more consumers into the Under Armour Brand, whether that is through compelling flagship retail, new partners in wholesale, or on a digital platform. We remain focused on making all athletes better and driving consistent revenue growth quarter after quarter. I am proud of what the team has accomplished so far this year and am incredibly excited about the future of Under Armour for the rest of 2016 and beyond."

Conference Call and Webcast
The Company will provide additional commentary regarding its second quarter as well as its updated 2016 outlook during its earnings conference call today, July 26, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

Non-GAAP Financial Information
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, this press release refers to “non-GAAP diluted earnings per share” and to certain “currency neutral” financial information, which are non-GAAP financial measures. The Company provides a reconciliation of these non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for this reconciliation.

Non-GAAP diluted earnings per share is calculated to exclude the one-time dividend to our Class C stockholders discussed above under “Class C Stock Dividend”.  Management believes this presentation provides a useful metric to investors because it excludes the effect of this one-time event allowing investors to compare the Company’s results over multiple periods. Currency neutral financial information is calculated to exclude foreign exchange impact. Management uses this information internally to assess sales performance and believes this information is useful both internally and to investors to facilitate a comparison of the Company's results of operations period-over-period. These non-GAAP financial measure should not be considered in isolation and should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. In addition, the Company's non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

About Under Armour, Inc.
Under Armour (NYSE: UA, UA.C), the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels.  The Under Armour Connected Fitness™ platform powers the world’s largest digital health and fitness community through a suite of applications: UA Record, MapMyFitness, Endomondo and MyFitnessPal.  The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, the implementation of our marketing and branding strategies, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending; the financial health of our customers; our ability to effectively manage our growth and a more complex global business; our ability to successfully manage or realize expected results from acquisitions and other significant investments or capital expenditures; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.
For the Quarter Ended and Six Months Ended June 30, 2016 and 2015
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended June 30,				Six Months Ended June 30,
	2016	% of Net Revenues	2015	% of Net Revenues	2016	% of Net Revenues	2015	% of Net Revenues
Net revenues	$1,000,783	100.0%	$783,577	100.0%	$2,048,485	100.0%	$1,588,518	100.0%
Cost of goods sold	523,136	52.3%	404,524	51.6%	1,090,202	53.2%	831,801	52.4%
Gross profit	477,647	47.7%	379,053	48.4%	958,283	46.8%	756,717	47.6%
Selling, general and administrative expenses	458,269	45.8%	347,152	44.3%	904,022	44.2%	697,149	43.9%
Income from operations	19,378	1.9%	31,901	4.1%	54,261	2.6%	59,568	3.7%
Interest expense, net	(5,754)	(0.5)%	(4,262)	(0.6)%	(10,286)	(0.5)%	(6,472)	(0.4)%
Other income (expense), net	(2,955)	(0.3)%	41	—%	(253)	—%	(1,799)	(0.1)%
Income before income taxes	10,669	1.1%	27,680	3.5%	43,722	2.1%	51,297	3.2%
Provision for income taxes	4,325	0.5%	12,914	1.6%	18,198	0.9%	24,803	1.5%
Net income	$6,344	0.6%	$14,766	1.9%	$25,524	1.2%	$26,494	1.7%
Adjustment payment to Class C capital stockholders	59,000		—		59,000		—
Net income (loss) available to all stockholders	(52,656)		14,766		(33,476)		26,494

Basic net income (loss) per share of Class A and B common stock	$(0.12)		$0.03		$(0.08)		$0.06
Basic net income per share of Class C common stock	$0.15		$0.03		$0.19		$0.06
Diluted net income (loss) per share of Class A and B common stock	$(0.12)		$0.03		$(0.08)		$0.06
Diluted net income per share of Class C common stock	$0.15		$0.03		$0.19		$0.06

Weighted average common shares outstanding Class A and B common stock
Basic	217,711		215,590		217,262		215,146
Diluted	221,376		219,921		221,503		219,721

Weighted average common shares outstanding Class C common stock
Basic	217,832		215,590		217,323		215,146
Diluted	221,496		219,921		221,563		219,721

Under Armour, Inc.
For the Quarter Ended and Six Months Ended June 30, 2016 and 2015
(Unaudited; in thousands)
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
Apparel	$612,840	$515,252	18.9%	$1,279,411	$1,070,707	19.5%
Footwear	242,706	153,619	58.0%	506,952	314,585	61.1%
Accessories	100,734	83,040	21.3%	180,435	146,191	23.4%
Total net sales	956,280	751,911	27.2%	1,966,798	1,531,483	28.4%
Licensing revenues	21,006	18,104	16.0%	40,439	35,042	15.4%
Connected Fitness	23,497	13,562	73.3%	41,998	21,993	91.0%
Intersegment eliminations	—	—	—%	(750)	—	(100.0)%
Total net revenues	$1,000,783	$783,577	27.7%	$2,048,485	$1,588,518	29.0%
NET REVENUES BY SEGMENT

	Quarter Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
North America	$827,132	$680,776	21.5%	$1,707,727	$1,381,288	23.6%
International	150,154	89,239	68.3%	299,510	185,237	61.7%
Connected Fitness	23,497	13,562	73.3%	41,998	21,993	91.0%
Intersegment eliminations	—	—	—%	(750)	—	(100.0)%
Total net revenues	$1,000,783	$783,577	27.7%	$2,048,485	$1,588,518	29.0%
OPERATING INCOME (LOSS) BY SEGMENT

	Quarter Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
North America	$28,149	$52,352	(46.2)%	$68,244	$90,721	(24.8)%
International	(1,237)	(4,388)	71.8%	10,012	(54)	18,640.7%
Connected Fitness	(7,534)	(16,063)	53.1%	(23,995)	(31,099)	22.8%
Income from operations	$19,378	$31,901	(39.3)%	$54,261	$59,568	(8.9)%

Under Armour, Inc.
As of June 30, 2016, December 31, 2015 and June 30, 2015
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 6/30/16	As of 12/31/15	As of 6/30/15
Assets
Cash and cash equivalents	$121,216	$129,852	$149,085
Accounts receivable, net	460,955	433,638	353,406
Inventories	1,086,749	783,031	836,605
Prepaid expenses and other current assets	180,265	152,242	147,281
Deferred income taxes	—	—	71,559
Total current assets	1,849,185	1,498,763	1,557,936
Property and equipment, net	712,873	538,531	430,536
Goodwill	580,301	585,181	591,771
Intangible assets, net	70,689	75,686	83,746
Deferred income taxes	118,053	92,157	32,387
Other long term assets	95,823	75,652	62,533
Total assets	$3,426,924	$2,865,970	$2,758,909
Liabilities and Stockholders’ Equity
Revolving credit facility, current	$150,000	$—	$—
Accounts payable	332,060	200,460	375,431
Accrued expenses	170,226	192,935	150,824
Current maturities of long term debt	27,000	42,000	42,737
Other current liabilities	30,068	43,415	22,303
Total current liabilities	709,354	478,810	591,295
Long term debt, net of current maturities	838,116	624,070	669,654
Other long term liabilities	108,106	94,868	82,380
Total liabilities	1,655,576	1,197,748	1,343,329
Total stockholders’ equity	1,771,348	1,668,222	1,415,580
Total liabilities and stockholders’ equity	$3,426,924	$2,865,970	$2,758,909

Under Armour, Inc.
For the Six Months Ended June 30, 2016 and 2015
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities
Net income	$25,524	$26,494
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	67,737	46,064
Unrealized foreign currency exchange rate (gains) losses	(3,861)	19,223
Loss on disposal of property and equipment	463	260
Stock-based compensation	28,623	21,296
Deferred income taxes	(23,739)	(15,539)
Changes in reserves and allowances	53,551	10,710
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(74,566)	(85,104)
Inventories	(296,654)	(312,745)
Prepaid expenses and other assets	(10,935)	(21,082)
Accounts payable	145,896	170,131
Accrued expenses and other liabilities	(31,136)	643
Income taxes payable and receivable	(42,980)	(40,264)
Net cash used in operating activities	(162,077)	(179,913)
Cash flows from investing activities
Purchases of property and equipment	(184,018)	(165,485)
Purchases of property and equipment from related parties	(70,288)	—
Purchase of businesses, net of cash acquired	—	(539,460)
Purchases of available-for-sale securities	(24,230)	(41,556)
Sales of available-for-sale securities	45,433	19,405
Purchases of other assets	(715)	(2,321)
Net cash used in investing activities	(233,818)	(729,417)
Cash flows from financing activities
Proceeds from long term debt	1,162,462	450,000
Payments on long term debt	(807,238)	(18,461)
Excess tax benefits from stock-based compensation arrangements	37,138	37,672
Proceeds from exercise of stock options and other stock issuances	7,600	4,944
Payments of debt financing costs	(6,632)	(947)
Cash dividends paid	(2,927)	—
Contingent consideration payments for acquisitions	(2,424)	—
Net cash provided by financing activities	387,979	473,208
Effect of exchange rate changes on cash and cash equivalents	(720)	(7,968)
Net decrease in cash and cash equivalents	(8,636)	(444,090)
Cash and cash equivalents
Beginning of period	129,852	593,175
End of period	$121,216	$149,085

Non-cash investing activities
Decrease in accrual for property and equipment	$(14,662)	$(5,693)
Property and equipment acquired under build-to-suit leases	—	5,631

Under Armour, Inc.
For the Quarter Ended June 30, 2016 and 2015
(Unaudited)
The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.
CURRENCY NEUTRAL NET REVENUE GROWTH RECONCILIATION

Quarter Ended June 30,
Total Net Revenue	2016
Net revenue growth - GAAP	28.4%
Foreign exchange impact	(0.7)%
Currency neutral net revenue growth - Non-GAAP	27.7%

North America
Net revenue growth - GAAP	21.8%
Foreign exchange impact	(0.3)%
Currency neutral net revenue growth - Non-GAAP	21.5%

International
Net revenue growth - GAAP	71.9%
Foreign exchange impact	(3.6)%
Currency neutral net revenue growth - Non-GAAP	68.3%
NON-GAAP DILUTIVE EPS RECONCILIATION

	Quarter Ended June 30,				Six Months Ended June 30,
	GAAP	Adjustment		Non-GAAP	GAAP	Adjustment		Non-GAAP
Net income	$6,344	$—		$6,344	$25,524	$—		$25,524
Adjustment payment to Class C capital stockholders	(59,000)	59,000	(a)	—	(59,000)	59,000	(a)	—
Net income (loss) Attributable to Common Shareholders	$(52,656)	$59,000		$6,344	$(33,476)	$59,000		$25,524

Weighted average common shares outstanding Class A and B common stock - Diluted	221,376			221,376	221,503			221,503
Weighted average common shares outstanding Class C common stock - Diluted	221,496	(51)	(a)	221,445	221,563	(26)	(a)	221,537

Diluted net income per share of Class A and B common stock	$(0.12)			$0.01	$(0.08)			$0.06
Diluted net income per share of Class C common stock	$0.15			$0.01	$0.19			$0.06

(a) - To eliminate dividend paid to Class C Common shareholders.

BRAND HOUSE AND FACTORY HOUSE DOOR COUNT

	As of June 30,
	2016	2015
Factory House	146	131
Brand House	14	9
North America total doors	160	140

Factory House	26	8
Brand House	26	12
International total doors	52	20

Factory House	172	139
Brand House	40	21
Total doors	212	160